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                                                                    Exhibit 10-e

                               NORDSON CORPORATION

                               BOARD OF DIRECTORS

                           DEFERRED COMPENSATION PLAN

                           AS AMENDED OCTOBER 27, 1988



          This Deferred Compensation Plan (hereinafter referred to as the "Plan") affords the members of the Board of Directors of Nordson Corporation (the "Company") and members of the Compensation Committee, the Audit Committee, and other Committees appointed by the Board of Directors of the Company the right to defer the receipt, to a later period of time, of all or a portion of the fees (including quarterly retainer fees, meeting fees, and such special or other fees as may be authorized by the Board of Directors, all of which shall be referred to herein as "Directors Compensation") paid to them by reason of their serving on the Board and, if applicable, on Committees of the Board. The Plan provides that the Directors Compensation shall, at the option of each Director who elects to defer Directors Compensation, be either credited to an account maintained for him by the Company as cash or allocated as stock equivalent units ("Stock Units") representing Common Shares of the Company ("Common Shares"). The purpose of the Plan is to provide an incentive for service on the Board of Directors by permitting Directors to defer the receipt of Directors Compensation, as well as an additional incentive to Directors through the indirect equity participation represented by the Stock Units. References in this Plan to a "year" or to a

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"quarter" are to a calendar year or quarter. The provisions of the Plan are as follows:

          1. ELECTIONS TO DEFER DIRECTORS COMPENSATION.

             (a) TIME OF ELECTION. Any person who is appointed to fill a vacancy on the Board, or is newly elected as a Director, may elect at any time within the first Window Period (as hereinafter defined) after commencement of his term as Director to defer the receipt of all or a specified portion of his Directors Compensation for the balance of the year in which his term begins and succeeding years. Any Director who does not make such an election within the first Window Period after commencement of his term as a Director, may thereafter elect within the last Window Period in any year to defer the receipt of Directors Compensation for the year following his election and succeeding years. For purposes of the Plan, a Window Period shall be the period beginning on the third business day following the date of the release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following the date of such release.

             (b) DURATION OF AN ELECTION. An election to defer Directors Compensation shall be irrevocable and shall continue from year to year until a Director terminates the election by written request or until the end of the year preceding the initial distribution to the Director under the schedule set forth in Section 3 hereof, whichever first occurs, but, in the event of a termination, the amount theretofore

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deferred shall not be paid to the Director until the dates specified in the schedule set forth in Section 3 hereof.

             (c) ELECTION TO DEFER LESS THAN ALL DIRECTORS COMPENSATION. In the event that any Director elects to defer less than all of the Directors Compensation payable to him for any period, the Company shall first pay the non-deferred portion of the Directors Compensation to the Director in cash and shall only commence to defer his Directors Compensation, whether as cash or as Stock Units, at such time as the entire non-deferred portion has been paid to the Director in cash.

          2. Election of Cash or Stock Units.

             (a) TIME OF ELECTION. At the time that each Director makes an election to defer the receipt of all or a specified portion of his Directors Compensation, the Director shall designate whether the amount of the Directors Compensation he elects to defer shall be credited to his account as cash or allocated as Stock Units. Moreover, each Director who, prior to the amendment of the Plan on May 30, 1986, has elected to defer the receipt of all or a portion of his Directors Compensation and, as a result, has an amount credited to his account as cash may elect (i) to have the cash credited to his account as of May 30, 1986 converted into Stock Units equal in number to the quotient of the amount of cash credited to his account at that time divided by the Market Price (as hereinafter defined) of the Common Shares on May 30, 1986, and (ii) to have the Directors Compensation he elects to defer in the future allocated to his

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account as Stock Units. For purposes of the Plan, the Market Price of Common
Shares on a particular date shall be the closing price of the Common Shares on the immediately preceding trading date as quoted in the NASDAQ system for national market issues.

             (b) CASH CREDITS. The Company shall establish and maintain an account for each Director who elects to defer as cash Directors Compensation due after May 30, 1986 and shall credit his account (i) on the first day of each month after May 1986 with the amount of Directors Compensation he elects to defer which otherwise would have been paid to him during the month and (ii) on the last day of each quarter commencing the fourth quarter of 1987, with interest on the balance in this account at a rate equal to the rate of interest of Ten Year Treasury Securities as reported in the Federal Reserve Bank Constant Maturity Series H-15 Report for the last business day of the quarter, paid on the average daily balance in the account during the quarter. For each Director who elected to defer Directors Compensation prior to May 30, 1986 and does not elect to have the cash credited to his account converted into Stock Units, the Company shall maintain a second account and shall credit this second account (i) with the amount credited to his account as of May 30, 1986 and (ii) on the last day of each quarter with interest on the balance in this second account at the rate specified in the preceding sentence. A Director whose account is credited with cash shall receive all distributions in cash.

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             (c) STOCK UNITS. The Company shall establish and maintain an account for each Director who elects to defer as Stock Units Directors Compensation due after May 30, 1986 and shall credit his account (i) on the 1st day of each month after May, 1986 with a number of Stock Units equal to the quotient of the amount of Directors Compensation he elects to defer which otherwise would have been paid to him during the month divided by the Market Price of the Common Shares on that day and (ii) on dividend payment dates with an additional number of Stock Units, equal to the product of the number of Stock Units credited to this account immediately prior to the dividend payment date multiplied by a fraction, the numerator of which is the amount of the dividend per Common Share and the denominator of which is the Market Price of the Common Shares on the dividend payment date. For each Director who elected to defer Directors Compensation prior to May 30, 1986 and elects to have the cash credited to his account converted into Stock Units, the Company shall maintain a second account and shall credit this second account (i) with the number of Stock Units into which the cash is converted, as provided in Section 2(a), and (ii) on dividend payment dates with an additional number of Stock Units credited to this second account immediately prior to the dividend payment date multiplied by the fraction specified in the preceding sentence. A Director whose account is credited with Stock Units shall receive all distributions in Common Shares.


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             (d) SUBJECT TO CLAIMS OF GENERAL CREDITORS. All Directors
Compensation deferred and amounts credited to accounts as cash or Stock Units under the terms of the Plan shall remain part of the assets of the Company and shall be subject to the claims of its general creditors.

          3. DISTRIBUTION. The account maintained for each Director who elects to defer Directors Compensation due after May 30, 1986 shall be distributed in 16 quarterly installments (the amount of each to equal the balance in this account at the particular time divided by the number of remaining installments) beginning with the first day of the month immediately succeeding the month in which that Director ceases to be a Director. The second account maintained for each Director who elected to defer Directors Compensation prior to May 30, 1986 shall be distributed in 16 quarterly installments (the amount of each to equal the balance in this second account at the particular time divided by the number of remaining installments) beginning with the first day of the month immediately succeeding the month in which that Director (i) ceases to be a Director or (ii) attains age 70, whichever occurs first. The undistributed balance of any account shall bear interest, or be credited with additional Stock Units upon the payment of dividends, as provided in Section 2 hereof until the account shall have been completely distributed.

          4. DEATH OF A DIRECTOR. A Director may elect whether, in the event of his death prior to the expiration of the period during which his account balance is distributable, the

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account balance shall be distributed to his estate (or his designated beneficiary) in a single distribution or in the installments contemplated by
Section 3 hereof. Such election shall be made at the time of the election contemplated by Section 1 hereof; if no such election is made, the account balance shall be distributed in a single distribution.

          5. NON-COMPETITION. In the event a Director ceases to be a Director and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business that is in competition with the Company, his account balance shall, if the Compensation Committee of the Board of Directors of the Company in its sole discretion so directs, be distributed immediately to him in single cash distribution. Any Stock Units allocated to the Director's account will be converted into an amount of cash equal to the product of the number of Stock Units allocated to his account multiplied by the Market Price of the Common Shares on the date of the distribution.

          6. PLAN TERMINATION. This Plan may be terminated or amended at any time at the sole discretion of the Board of Directors. In the event of a termination of the Plan, the respective account balances shall be distributed under the terms of this Plan with no additional deferrals permitted.

          7. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board of Directors, which shall have the sole right and authority to interpret and construe the Plan and to resolve any disputes arising hereunder, and its

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decisions shall be binding and conclusive upon the participants. In the event that a participant is a member of the Committee, he shall not participate in any deliberations or actions of the Committee relating exclusively to his participation in this Plan.

          8. NON-ALIENATION. The amount credited to any accounts maintained under the Plan may not be pledged, assigned or transferred by the Director for whom such account is maintained or by any other individual, and any purported pledge, assignment or transfer shall be void and unenforceable.